Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES THIRD QUARTER 2005 RESULTS

DENVER, November 8, 2005.  Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended September 30, 2005, it had net income of $67.7 million or earnings of  $0.88 per share of common stock. This compares to net income of $35.1 million or earnings of $0.47 per share of common stock for the same period in 2004.

For the nine months ended September 30, 2005, net income was $133.6 million, or earnings of $1.76 per share of common stock. This compares to net income of $78.2 million, or earnings of $1.06 per share of common stock, for the same period in 2004.

Results for the nine months ended September 30, 2005 include an after-tax charge related to a previously announced litigation settlement, which reduced earnings per share of common stock by $0.05.  Results for the nine months ended September 30, 2004 include after-tax charges for debt prepayment and a regulatory settlement and the benefit from the cumulative effect of a change in accounting principle.  The net effect of these items reduced earnings per share of common stock by $0.12.

Earnings per share for all periods are presented on a fully diluted basis and for the nine months ended September 30, 2004 are after giving effect to preferred stock dividends.

For the third quarter of 2005, revenues were $1.1 billion, adjusted EBITDA (earnings before interest, taxes, and depreciation and amortization) was $142.8 million and cash flow before working capital adjustments was $111.1 million.  For the nine months ended September 30, 2005, revenues were $2.8 billion, adjusted EBITDA (earnings before interest, taxes, and depreciation and amortization) was $314.2 million and cash flow before working capital adjustments was $265.1 million.  See the tables below for a reconciliation of adjusted EBITDA and cash flow before working capital adjustments.

Volumes and prices.  Net production for the third quarter of 2005 was 16.4 billion cubic feet equivalent (“Bcfe”) and averaged 178.3 million cubic feet equivalent per day (“MMcfed”), representing a 17 percent increase compared to the same period in 2004. Net sales volumes were 16.3 Bcfe and averaged 177 MMcfed, representing a 14 percent increase compared to the same period in 2004.

Gas throughput volumes at the Company’s gathering and processing facilities averaged 1.49 billion cubic feet per day (“Bcfd”) in the third quarter of 2005, representing a seven percent increase compared to the same period in 2004.

Total gas sales volumes marketed, including equity gas production, gas purchased under contracts at the Company’s plants and gas purchased from third parties for resale, averaged 1.2 Bcfd in the third quarter of 2005.  Average gas prices realized for marketed volumes for the quarter increased 43 percent to $7.72 per thousand cubic feet (“Mcf”) compared to $5.38 per Mcf for the same period in 2004.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 2.0 million gallons per day (“Mgald”) in the third quarter of 2005.  Average NGL prices realized for marketed volumes for the quarter increased 33 percent to $1.04 per gallon compared to $0.78 per gallon for the same period in 2004.

The Company’s equity hedging positions, including economic basis hedges which are not afforded hedge treatment for accounting purposes, increased operating profit by $1.8 million for the third quarter of 2005 compared to a decrease in operating profit of $4.8 million in the third quarter of 2004.

Operations.  The Company’s fully integrated operations include exploration and production, gathering and processing, transportation and marketing of natural gas and NGLs.

Exploration and production realized segment-operating profit (adjusted EBITDA before general and administrative expenses) of $71.6 million for the third quarter of 2005 compared to $37.1 million for the third quarter of 2004.  The increase is the result of higher production volumes and prices in 2005.

Gathering and processing operations realized segment-operating profit of $68.1 million for the third quarter of 2005 compared to $44.3 million for the third quarter of 2004.  The increase is the result of higher throughput volumes and prices in 2005.

Gas transportation realized segment-operating profit of $3.0 million for the third quarter of 2005 compared to $2.7 million for the third quarter of 2004.  The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

Marketing realized segment-operating profit of $15.8 million for the third quarter of 2005 compared to $6.7 million for the same period in 2004.   The increase is the result of the Company’s ability to capitalize on its storage capacity in the third quarter of 2005.

Balance sheet.  At September 30, 2005, Western had total assets of $2.4 billion, total debt outstanding of $524.5 million and a debt to capitalization ratio of 39 percent, net of cash and cash equivalents.

Capital Expenditures.  The Company increased its budget for capital expenditures in 2005 to $419.1 million, including $28 million for the previously announced acquisition of midstream assets in the eastern Green River Basin. The revised 2005 capital budget includes approximately $210.4 million for exploration and production and lease acquisition activities, $169.4 million for midstream activities and $11.3 million for administrative and capitalized costs.

Powder River Basin Coal Bed Methane.  Net coal bed methane (“CBM”) production volumes in the third quarter of 2005 were 10.9 billion cubic feet (“Bcf”), or an average of 118 million cubic feet per day (“MMcfd”).  This is a six percent increase from the second quarter of 2005 and a two percent increase from the third quarter of 2004.  As of October 31, 2005, the Company’s gross CBM production from the Big George fairway was approximately 140 MMcfd, a 117 percent increase from a year ago, from eight development areas.  Industry, including Western, was producing over 270 MMcfd in August 2005 from the Big George coal over a 50-mile area.

Western currently plans to participate in 850 to 875 gross wells in the Powder River Basin in 2005, of which approximately 700 wells have been drilled as of September 30, 2005.  The Company has received 100 percent of the required federal drilling permits and water discharge permits for its 2005 drilling program.  In addition, the Company and its partner have received federal drilling permits and water discharge permits for approximately one-half of the expected 2006 drilling program.  In total, approximately 2,200 gross Big George wells have been drilled by the Company or its co-developer through September 30, 2005, of which 900 are producing gas and 1,300 are dewatering or awaiting hookup.

Western averaged 406 MMcfd of CBM gathering volumes, including third-party gas volumes, during the third quarter of 2005.  Of that volume, approximately 104 MMcfd was transported through the Company’s MIGC pipeline and 245 MMcfd was moved on the Company’s 14.8-percent owned and operated Fort Union gathering header.

Greater Green River Basin.  Net production from the Greater Green River Basin, primarily in the Pinedale Anticline and Jonah Field development areas, increased 35 percent to 4.4 Bcfe net in the third quarter of 2005 compared to the same period of 2004 and averaged 48 MMcfed.  In 2005, Western plans to participate in the completion of approximately 85 to 90 gross wells on the Pinedale Anticline.  Pinedale wells drilled year to date total 73, with 30-day initial rates for completed wells ranging from 1.6 MMcfd to 15.1 MMcfd and averaging 6.7 MMcfd.  In total, 12 gross wells are planned in the Sand Wash, Washakie and Red Desert Basins, of which seven have been drilled to date.

Exploration projects.  In November 2005, Western will drill its first core test on its 512,000 net acre exploratory play in the Rocky Mountain region focused on unconventional gas reservoirs.

In the northeast Colorado Niobrara biogenic gas play, the Company is currently flowing approximately 430 thousand cubic feet per day (“Mcfd”) from nine wells. Over the next several months, the Company will continue to monitor the performance of these wells to make future decisions on the drilling of additional locations.

In Canada, the Company has drilled approximately 20 wells in prospective unconventional gas reservoirs with completions expected in the fourth quarter.  The Company is progressing on additional leasing, joint venture discussions and play evaluation in the Western Canadian Sedimentary Basin.

Gathering and Processing.  Drilling activity continues to be very strong in the Company’s major midstream operating areas.  As a result, during the third quarter of 2005, the company began the relocation of a recently acquired 200 MMcfd processing facility to western Oklahoma which will expand the current 130 MMcfd of processing capacity.  The new plant is expected to be operational by April 2006.

The Company also completed the consolidation of its eastern Green River Basin gathering systems and Red Desert processing plant into its recently acquired Patrick Draw facility.  The Patrick Draw consolidation is expected to enhance operational efficiencies and increase liquid recovery in the area.  Processed volumes have increased 25 percent to 86 MMcfd since the Patrick Draw facility was acquired in February 2005.  The Company collectively gathered 140 MMcfd in the third quarter of 2005 in the eastern Green River Basin area.

In the Powder River Basin, the Company expects to complete a new 13-mile 12-inch gathering line by year-end to gather CBM from new pilot and development areas in the deeper and thicker area of the Big George coal fairway.  Overall, the company expects to add a total of 55,000 horsepower or approximately 50 compression units in the coal bed methane play in 2005.

CEO comments.  Peter Dea, Chief Executive Officer and President, stated, “Double-digit production growth, solid gathering and processing throughput growth, a sharp rise in commodity prices, which significantly outpaced upward cost pressure, and a strong marketing contribution, resulted in an outstanding quarter and nine months for Western shareholders.  Furthermore, the outlook in 2006 for more aggressive drilling in our core development and exploration resource plays and expansions to our midstream systems, favorably position Western for continued growth next year.”

Revisions to operational performance guidance for the remainder of 2005.  The Company provided operational performance guidelines for 2005 in a press release dated February 24, 2005 and updated May 5, 2005 and August 4, 2005.  The following information represents modifications or updates to the previous guidance.  Other guidance information remains unchanged.

Production. Previous guidance for production volumes for 2005 was for an increase in production of 10 to 15 percent.  The Company now expects the increase to be at the upper end of that range.  Previous guidance for production volumes for 2006 was for an increase in production of 15 to 20 percent.  The Company now expects the increase to also be at the upper end of that range.  Gathering and transportation expense is expected to average $0.78 per Mcf and LOE, including production overhead, is expected to average approximately $0.85 per Mcf for the fourth quarter of 2005.

Gathering and Processing.  Gathering throughput volumes are expected to average approximately 1,580 MMcfd for the fourth quarter and 1,460 MMcfd for 2005.  The gross operating margin (gross revenues less product purchase expense) for the gathering and processing business is expected to average approximately $0.70 per Mcf of facility throughput for the fourth quarter of 2005.  Gross operating margin is dependent on commodity prices.  These estimates are based on a higher assumption of $13.00 per Mcf for natural gas and $60.00 per barrel for crude oil (NYMEX-equivalent prices) and a lower than historic NGL price relationship to crude oil.  Gas throughput volumes for 2006 are expected to average 1.6 Bcfd.  Plant operating expense is expected to average $0.22 per Mcf of gathering throughput volumes for the fourth quarter of 2005.

Transportation.  Gas transportation and sales volumes are expected to be approximately 140 MMcfd for the fourth quarter of 2005.  Revenues are projected to be approximately $5.2 million for the fourth quarter of 2005.  Operating income, after deducting pipeline operating expense and product purchase expense, is expected to be approximately $3.0 million for the fourth quarter of 2005.

Other expenses.  General and administrative expense is expected to be approximately $13.8 million for the fourth quarter of 2005.  Depreciation, depletion and amortization expense is expected to approximate $34.8 million for the fourth quarter of 2005 as follows:  $19.7 million for exploration and production, $12.7 million for gathering and processing, $0.5 million for transportation and $1.9 million for corporate.  Interest expense is expected to be approximately $5.6 million for the fourth quarter of 2005.

Earnings conference call.  Western invites you to participate in its third quarter 2005 earnings conference call today at 9:30 AM Mountain Time by dialing (719) 457-2698.  A replay will be available through midnight, November 14, 2005 by dialing (719) 457-0820, pass code 3057490.  The live conference call may also be accessed on the Internet by logging onto Western’s web site at www.westerngas.com.  Select Investor Relations followed by Webcasts/Presentations option on the menu.  Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  An audio replay will be available on the web site through November 30, 2005.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling activity, production volumes, gross operating margin, gathering and transportation volumes and revenues and operating expenses.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, the drilling budgets and schedules of third parties on the Company’s non-operated properties, government regulation or action, geological risk, environmental risk, weather, rig and oil field services availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005		2004	2005		2004

Revenues:
Sale of gas	$821,485		$561,157	$2,195,791		$1,822,348
Sale of natural gas liquids	191,559		124,464	474,009		319,400
Gathering, processing and transportation revenues	26,931		25,080	78,634		66,319
Price risk management activities	10,863		6,984	15,198		4,964
Other	1,285		570	4,002		2,743
Total Revenues	1,052,123		718,255	2,767,634		2,215,774
Costs and Expenses:
Product purchases	836,536		585,774	2,251,406		1,845,282
Plant and transportation operating expense	31,031		23,976	85,561		68,165
Oil and gas exploration and production expense	28,289		18,510	77,244		55,432
Depreciation, depletion and amortization	32,462		22,039	92,339		67,013
Selling and administrative expense	15,961		10,305	46,030		37,506
(Gain) loss from asset sales	187		(230)	214		1,409
(Earnings) from equity investments	(2,638)		(1,542)	(7,018)		(5,244)
Interest expense	4,764		3,912	12,317		15,065
Loss from early extinguishment of debt	—		—	—		10,662
Total costs and expenses	946,592		662,744	2,558,093		2,095,290
Income before taxes	105,531		55,511	209,541		120,484
Provision for income taxes	37,853		20,393	75,917		47,017
Net income before cumulative effect of changes in accounting principles	67,678		35,118	133,624		73,467
Cumulative effect of changes in accounting principles, net of tax	—		—	—		4,714
Net Income	67,678		35,118	133,624		78,181
Preferred stock requirements	—		—	—		(835)
Income attributable to common stock	$67,678		$35,118	$133,624		$77,346
Weighted average shares of common stock outstanding	74,373,114		73,778,729	74,251,936		71,887,962
Earnings per share of common stock	$0.91		$0.48	$1.80		$1.08
Weighted average shares of common stock - assuming dilution	76,556,084		74,998,146	75,915,906		72,934,517
Earnings per share of common stock - assuming dilution	$0.88	(1)	$0.47 (2)	$1.76	(3)	$1.06 (4)

(1)          Fully-diluted earnings per share for the quarter ended September 30, 2005 include, as potential common shares, the issuance of 2.2 million common shares from the possible exercise of stock options and restricted stock.

(2)          Fully-diluted earnings per share for the quarter ended September 30, 2004 include, as potential common shares, the issuance of 1.2 million common shares from the possible exercise of stock options.

(3)          Fully-diluted earnings per share for the nine months ended September 30, 2005 include, as potential common shares, the issuance of 1.7 million common shares from the possible exercise of stock options and restricted stock.

(4)          Fully-diluted earnings per share for the nine months ended September 30, 2004 include, as potential common shares, the issuance of 1.0 million common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	As of	As of
	September 30, 2005	December 31, 2004
Assets:
Current assets	$851,165	$523,476
Property and equipment, net	1,439,957	1,225,909
Other assets	102,261	90,727
Total assets	$2,393,383	$1,840,112
Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$746,651	$475,947
Long-term debt	524,500	382,000
Other liabilities	338,858	300,137
Total liabilities	1,610,009	1,158,084
Stockholders’ equity	783,374	682,028
Total liabilities and stockholders’ equity	$2,393,383	$1,840,112

Reconciliation of Net Income to Adjusted EBITDA:

(Dollars in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income	$67,678	$35,118	$133,624	$78,181
Add:
Cumulative effect of change in accounting principle, net of tax	—	—	—	(4,714)
Depreciation, depletion and amortization	32,462	22,039	92,339	67,013
Interest expense	4,764	3,912	12,317	15,065
Loss from early extinguishment of debt	—	—	—	10,662
Income taxes	37,853	20,393	75,917	47,017
Adjusted EBITDA	$142,757	$81,462	$314,197	$213,224

This data does not purport to reflect any measure of operations or cash flow.  Adjusted EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is a measure of financial performance used in the Company’s credit facilities to monitor the Company’s ability to perform under these facilities.

Reconciliation of Net Income to

Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income	$67,678	$35,118	$133,624	$78,181
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	32,462	22,039	92,339	67,013
Deferred income taxes	24,039	18,444	48,581	42,533
Distributions (less than) equity income, net	(2,118)	(1,077)	(2,661)	(742)
(Gain) loss on sale of assets	187	(230)	214	1,409
Non-cash change in fair value of derivatives	(15,062)	(6,859)	(10,826)	(2,163)
Compensation expense from common stock options and restricted stock	1,754	6	2,680	482
Foreign currency translation adjustments	1,303	1,248	(1,207)	144
Cumulative effect of changes in accounting principles	—	—	—	(4,714)
Other non-cash items, net	867	—	2,388	2,584
Cash flow before working capital adjustments	$111,110	$68,689	$265,132	$184,727

Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Operating Results:

(Dollars in thousands except per MMcfed, per MMcfd and per Mgal amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Exploration and Production:
Average gas production - net volumes sold (MMcfed)	177	155	169	149
Average gas price ($/Mcfe) (1)	$6.49	$4.55	$5.63	$4.52
Gathering and transportation expense ($/Mcfe)	$0.79	$0.78	$0.79	$0.74
Average wellhead gas price ($/Mcfe) (2)	$5.70	$3.77	$4.84	$3.78
Production taxes ($/Mcfe)	$0.72	$0.46	$0.60	$0.48
LOE ($/Mcfe) (3)	$0.81	$0.61	$0.82	$0.64
Other expense ($/Mcfe) (4)	$0.07	$0.12	$0.14	$0.14
Effect of equity hedges (5)	$5,112	$324	$6,716	$3,441
Segment - operating profit	$71,615	$37,145	$158,077	$106,818
Depreciation, depletion and amortization	$18,357	$10,245	$50,885	$32,111

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,490	1,389	1,414	1,361
Gross operating margin ($/Mcf) (6)	$0.72	$0.55	$0.65	$0.52
Plant operating expense ($/Mcf) (6)	$0.22	$0.18	$0.21	$0.18
Effect of equity hedges	$(3,312)	$(5,081)	$(5,211)	$(9,819)
Income from equity investments	$2,638	$1,542	$7,018	$5,244
Segment - operating profit	$68,122	$44,348	$171,353	$122,874
Depreciation, depletion and amortization	$11,646	$9,769	$34,518	$27,981

Gas Transportation:
Gas transportation volumes (MMcfd)	137	154	144	156
Transportation and sales revenue	$5,440	$5,456	$16,808	$16,910
Operating and product purchase expense	$2,440	$2,715	$7,538	$9,242
Segment - operating profit	$3,000	$2,741	$9,270	$7,668
Depreciation, depletion and amortization	$497	$415	$1,336	$1,239

Marketing:
Average gas sales (MMcfd)	1,152	1,130	1,205	1,229
Average NGL sales (Mgald)	2,009	1,741	1,883	1,665
Average gas price ($/Mcf)	$7.72	$5.38	$6.65	$5.39
Average NGL price ($/Gal)	$1.04	$0.78	$0.92	$0.70
Average gas sales margin ($/Mcf)	$0.133	$0.045	$0.051	$0.025
Average NGL sales margin ($/Gal)	$0.009	$0.013	$0.009	$0.010
Segment - operating profit	$15,845	$6,732	$21,061	$13,004
Depreciation, depletion and amortization	$35	$35	$106	$87

(1)          Net of fuel and shrink.

(2)          Net of fuel, shrink, gathering and transportation.  Excludes effect of hedging.

(3)          Includes production overhead.

(4)          Includes delay rentals, geological and geophysical expense, impairment and unsuccessful well expense.

(5)          Includes $4.4 million for change in value of derivative used as economic hedges of sales at the Texas Oklahoma index.  These derivatives do not qualify for hedge accounting treatment.

(6)          Per Mcf of throughput.  Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

Table A –2006 Equity Gas and NGL Hedges

Product

Quantity and Settle Price

Hedge of Basis Differential

Natural gas

40,000 MMBtu per day with a minimum price of $6.00 and an average maximum price of $10.13 per MMBtu.

45,000 MMBtu per day with a minimum price of $9.00 and an average maximum price of $17.25 per MMBtu.

NGPL Mid-Continent – 40,000 MMBtu per day with an average basis price of ($0.545).

Rockies – 10,000 MMBtu per day with an average basis price of ($1.48).

Northwest Rockies – 10,000 MMBtu per day with an average basis price of ($1.41).

El Paso Permian – 7,500 MMBtu per day with an average basis price of ($0.97).

El Paso San Juan – 7,500 MMBtu per day with an average basis price of ($1.38).

NGPL Texas Oklahoma – 10,000 MMBtu per day with an average basis price of ($0.45).

Crude, Condensate, Natural Gasoline	25,000 barrels per month with a minimum price of $40.00 per barrel and a maximum price of $70.00 per barrel.	Not Applicable

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603
E-mail: rwirth@westerngas.com